Exhibit 99.1

TerreStar Networks Restructures to Strengthen Financial Position

Receives Commitments for $75 Million Debtor-in-Possession Financing; Agrees to Restructuring Support Agreement with Largest Secured Creditor; Maintains Business-as-Usual Operations

Reston, VA.,  October 19, 2010 – TerreStar Corporation (NASDAQ:  TSTR) (“TerreStar”) announced today that its majority-owned subsidiary TerreStar Networks Inc. and certain other affiliates have filed voluntary petitions for reorganization under chapter 11 of the U.S. Bankruptcy Code as part of a strategic plan to strengthen their financial position and achieve long-term success in the mobile satellite services market. Through the restructuring, TerreStar Networks hopes to lessen its debt obligations in order to place greater focus on delivering the future of ‘always available’ mobile communications through its recent launch of the world’s first integrated satellite-cellular smartphone.

Jeffrey W. Epstein, president and chief executive officer, TerreStar, said, “After careful consideration of all available alternatives, we determined filing chapter 11 was a necessary and prudent step to strengthen our balance sheet and gain financial flexibility in order to access liquidity and position TerreStar Networks as a stronger, healthier company.”

Concurrently with its chapter 11 filing, TerreStar Networks has entered into an agreement with EchoStar Corporation, its largest secured creditor, to provide the Company with a $75 million debtor-in-possession financing facility.  TerreStar Networks will use the debtor-in-possession financing to maintain business-as-usual operations during the restructuring process.  The Company believes its current and anticipated cash resources will be suitable to pay its expenses and maintain its business operations during chapter 11.

Epstein continued, “As part of this initiative, and as a result of receiving our debtor-in-possession financing facility, we will be able to conduct business-as-usual with customers and partners, and ensure the highest customer service is provided throughout the reorganization.”

In addition to the debtor-in-possession financing facility, TerreStar Networks has also entered into a Restructuring Support Agreement with EchoStar Corporation, under which EchoStar has agreed to support a restructuring premised on a debt for equity conversion by the Debtors’ secured noteholders, and backstop a $100 million rights offering that will provide the funding for TerreStar Networks’ exit from chapter 11.  TerreStar Networks believes that the Restructuring Support Agreement will provide the foundation for an expeditious emergence from chapter 11.

Epstein concluded: “The commitment EchoStar has made to support our restructuring will allow us to maximize value for all of our stakeholders and allow us to emerge from chapter 11 on an expedited time frame.”

For more information about the restructuring, please visit TerreStar Networks’ restructuring website at www.TerreStarInfo.com or call the restructuring hotline at (866) 682-1770.

About TerreStar

TerreStar Corporation (NASDAQ: TSTR), through its majority-owned subsidiary, TerreStar Networks (www.terrestar.com), is re-defining mobile communications by extending the reach, reliability, and resiliency of traditional mobile networks throughout the United States, U.S. Virgin Islands and Puerto Rico. Offering wholesale satellite services via today’s leading service providers, and the world’s first and only integrated satellite-cellular smartphone, the GENUS™, TerreStar is transforming the mobile experience and enabling users to be prepared and stay connected when they need to most.

Statement under the Private Securities Litigation Reform Act:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of TerreStar Corporation, its plans, and the transactions described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results. We assume no obligation to update or supplement such forward-looking statements.

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For more information, please contact:
Kelly Adams, Senior Director Marketing and Communications
TerreStar Networks
Phone: +1 703-483-7966
Email: kelly.adams@terrestar.com

Chris Fallon
Ruder Finn for TerreStar Networks
Phone: +1 212-715-1691
Email: fallonc@ruderfinn.com